Exhibit 99.2
REVLON, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Three Months Ended
	March 31, 2008		June 30, 2008
	As Reported	Updated	As Reported	Updated
Net sales	$320.4	$311.7	$376.4	$366.5
Cost of sales	117.4	113.1	130.0	124.5

Gross profit	203.0	198.6	246.4	242.0

Selling, general and administrative expenses	176.7	172.8	192.4	188.2
Restructuring costs and other, net	(6.2)	(6.2)	(5.4)	(5.4)

Operating income	32.5	32.0	59.4	59.2

Other expenses (income):
Interest expense	32.1	32.1	30.8	30.7
Interest income	(0.3)	(0.3)	(0.2)	—
Amortization of debt issuance costs	1.3	1.3	1.5	1.4
Foreign currency (gains), net	(4.3)	(4.3)	(1.3)	(1.2)
Miscellaneous, net	0.1	0.1	(0.1)	(0.1)

Other expenses, net	28.9	28.9	30.7	30.8

Income from continuing operations before income taxes	3.6	3.1	28.7	28.4
Provision for income taxes	6.1	5.8	8.8	8.6

(Loss) income from continuing operations	(2.5)	(2.7)	19.9	19.8

Income from discontinued operations, net of taxes	—	0.2	—	0.1

Net (loss) income	$(2.5)	$(2.5)	$19.9	$19.9

Basic (loss) income per common share:
Continuing operations	(0.05)	(0.05)	0.39	0.39
Discontinued operations	—	—	—	—

Net (loss) income	$(0.05)	$(0.05)	$0.39	$0.39

Diluted (loss) income per common share:
Continuing operations	(0.05)	(0.05)	0.39	0.39
Discontinued operations	—	—	—	—

Net (loss) income	$(0.05)	$(0.05)	$0.39	$0.39

Weighted average number of common shares outstanding:
Basic	51,168,134	51,168,134	51,170,036	51,170,036

Diluted	51,168,134	51,168,134	51,232,982	51,232,982